EXHIBIT 10.15

TERMINATION AND RELEASE AGREEMENT

This Termination and Release Agreement (this “Agreement”) is entered into as of July 15, 2003 by and among Roger A. Somerville (the “Executive”), Connecticut Bancshares, Inc., a Delaware corporation (“Connecticut Bancshares”), The Savings Bank of Manchester, a Connecticut savings bank and a wholly-owned subsidiary of Connecticut Bancshares (“Manchester”), and The New Haven Savings Bank, a Connecticut mutual savings bank (“New Haven”).

RECITALS

WHEREAS, New Haven, Connecticut Bancshares and Manchester have entered into an Agreement and Plan of Merger, dated as of July 15, 2003 (the “Merger Agreement”); and

WHEREAS, Section 7.6.5 of the Merger Agreement provides that New Haven, Connecticut Bancshares, Manchester and the Executive shall enter into this Agreement which shall terminate (1) the Employment Agreement between the Executive, Connecticut Bancshares and Manchester dated March 1, 2000 (the “Bank Employment Agreement”), and (2) the Employment Agreement between the Executive and Connecticut Bancshares dated March 1, 2000 (the “Company Employment Agreement”), as of the Effective Date of the Merger, and in lieu of any rights and payments under the Bank Employment Agreement and the Company Employment Agreement, the Executive shall be entitled to the rights and payments set forth herein.

NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Executive, Connecticut Bancshares, Manchester and New Haven agree as follows:

1. Certain Actions to Be Taken or Not Taken in 2003.

(a) The Executive hereby agrees to take the following actions between the date hereof and December 31, 2003, it being the intention of the parties hereto that all of such actions shall be fully effective and consummated no later than December 31, 2003:

(i) exercise all vested non-qualified stock options granted to the Executive under Connecticut Bancshares’ 2000 Stock-Based Incentive Plan (the “Incentive Plan”) and 2002 Equity Compensation Plan (the “Compensation Plan”), including non-qualified stock options scheduled to vest prior to December 31, 2003 (i.e., all vested non-qualified options under either plan to be exercised);

(ii) both (A) exercise all vested incentive stock options granted to the Executive under the Incentive Plan and/or the Compensation Plan (including incentive stock options scheduled to vest prior to December 31, 2003) and (B) effect a sale of the shares of Connecticut Bancshares’ common stock acquired upon such exercise in a manner that will constitute a “disqualifying disposition” of such shares for purposes of Section 421(b) of the Code (i.e., all vested incentive options under either plan to be exercised, with the underlying shares sold);

(iii) agree to the accelerated vesting as of December 31, 2003 of the portion of the unvested restricted stock award granted to the Executive under the Incentive Plan which is scheduled to vest on January 2, 2004; and

(iv) accept payment on December 31, 2003 of any cash bonus to which the Executive may be entitled to receive pursuant to Manchester’s Bonus Plan for services rendered in 2003 and which otherwise would be payable in the ordinary course by Manchester to the Executive in 2004.

(b) Connecticut Bancshares and Manchester agree to take such actions as may be necessary or advisable by them in order to permit the Executive to take the actions set forth in Section 1(a) above and have them be fully effective and consummated no later than December 31, 2003, including without limitation promptly processing all exercises of stock options by the Executive under the Incentive Plan and/or the Compensation Plan, (ii) accelerating to December 31, 2003 the vesting of the portion of the unvested restricted stock award granted to the Executive under the Incentive Plan which is scheduled to vest on January 2, 2004, and (iii) accelerating to December 31, 2003 the payment of any cash bonus to which the Executive may be entitled to receive pursuant to Manchester’s Bonus Plan for services rendered in 2003. Neither Connecticut Bancshares nor Manchester shall accelerate the vesting of any unvested restricted stock awards granted to the Executive under the Incentive Plan or the Compensation Plan except as set forth above.

2. Acknowledgement of Payment, Release and Waiver.

(a) On the Effective Date of the Merger, provided the Executive is still employed by Manchester immediately prior to such date and has taken all of the actions set forth in Section 1(a) hereof, Connecticut Bancshares and/or Manchester shall pay to the Executive an amount equal to (i) one million thirty five thousand four hundred ninety seven dollars ($1,035,497.00), subject to adjustment as set forth in Section 2(b) below (the “Maximum Amount”), minus (ii) the Initial Present Value Amount (as defined in Section 3(c) below) of the welfare benefits to be provided to the Executive pursuant to Section 3(a) below, with applicable withholding taxes to be subtracted from the amount payable to the Executive. In consideration of such payment and the other provisions of this Agreement, the Executive, Connecticut Bancshares, Manchester and New Haven hereby agree that, except as provided in Section 5 below, the Bank Employment Agreement and the Company Employment Agreement shall be terminated without any further action of any parties hereto, effective immediately prior to the Effective Date of the Merger.

(b) If the payment pursuant to Section 2(a) hereof, either alone or together with other payments and benefits which the Executive has the right to receive from Connecticut Bancshares, Manchester or New Haven (but excluding amounts payable pursuant to the Noncompetition Agreement of even date being entered into between New Haven and the Executive), would constitute a “parachute payment” under Section 280G of the Internal Revenue

Code of 1986, as amended (the “Code”), including but not limited to the parachute payments associated with the accelerated vesting of stock options and restricted stock awards, then the amount payable by Connecticut Bancshares and/or Manchester pursuant to Section 2(a) hereof shall be reduced by the amount which is the minimum necessary to result in no portion of the payment payable by Connecticut Bancshares and/or Manchester under Section 2(a) being non-deductible to Connecticut Bancshares and/or Manchester (or any successors thereto) pursuant to Section 280G of the Code and subject to the excise tax imposed under Section 4999 of the Code. The parties hereto agree that the present value of the payments and benefits payable pursuant to this Agreement to the Executive upon termination of the Executive’s employment pursuant to Section 2(a) shall not exceed three times the Executive’s “base amount,” as that term is defined in Section 280G(b)(3) of the Code, less one dollar. The determination of any reduction in the payment to be made pursuant to Section 2(a) shall be based upon an analysis prepared by Elias, Matz, Tiernan & Herrick L.L.P. (“EMTH”) and paid for by New Haven. EMTH shall provide its analysis no later than five (5) days prior to the Effective Date of the Merger, and may use such actuaries as it may deem necessary or advisable for the purpose.

3. Payment of Welfare Benefits.

(a) For a period of thirty-six (36) full calendar months following the Effective Date of the Merger, New Haven agrees to cause to be continued life, health, dental and disability coverage pursuant to the policies offered to its employees for the Executive and any of his dependents covered by Connecticut Bancshares or Manchester immediately prior to the Effective Date of the Merger, except as set forth in Section 3(b) below. During such thirty-six (36) full calendar month period, the Executive shall continue to be responsible for paying the employee share of any premiums, copayments or deductibles. In the event the Executive’s participation in any such plan or program is barred, New Haven shall arrange to provide the Executive and his dependents with benefits substantially similar to those which the Executive and his dependents would otherwise have received under such plans and programs from which their continued participation is barred or provide their economic equivalent.

(b) In lieu of receiving one or more of the coverages specified in Section 3(a) above, the Executive may elect to receive a cash payment equal to the present value of the cost to New Haven of providing such coverage, in which event (i) Section 3(a) shall no longer require such coverage to be provided by New Haven, (ii) the cash payment in lieu of such coverage shall be included in the amount set forth in Section 2(a)(i) hereof, and (iii) the present value of such coverage shall not be included in the deduction specified in Section 2(a)(ii) hereof. If the Executive desires to receive a cash payment in lieu of receiving one or more of the coverages specified in Section 3(a) above, the Executive shall give written notice of such election to New Haven on or before December 31, 2003.

(c) The value of the benefits to be provided by New Haven pursuant to Section 3(a) above shall be discounted to present value in accordance with Section 280G of the Code, and an amount equal to 33% of such present value shall be added to the present value amount to cover anticipated premium increases over the 36 month period specified in Section 3(a) above. The present value calculations shall be based on the discount rates published by the Internal Revenue

Service for the month in which the Effective Date of the Merger occurs. The aggregate present value of the coverages actually provided by New Haven pursuant to Section 3(a) hereof (excluding those coverages, if any, which the Executive has elected to receive a cash payment in lieu of such coverage), as determined as of the Effective Date of the Merger and as increased by the 33% factor set forth in the first sentence of this Section 3(c), is referred to herein as the “Initial Present Value Amount.”

(d) In the event the costs to New Haven of providing the benefits set forth in Section 3(a) (excluding those coverages, if any, which the Executive has elected to receive a cash payment in lieu of such coverage) increase due to increases in premiums or otherwise and the effect of such increase is to increase the present value of the benefits provided by New Haven above the Initial Present Value Amount (the “Adjusted Present Value Amount”), then the Executive shall elect to either reduce one or more of his insurance coverages or pay a higher share of the total premium cost so that the Adjusted Present Value Amount does not exceed the Initial Present Value Amount.

4. Amendments to the Employment Agreements. Each of Section 5(c) of the Bank Employment Agreement and Section 5(c) of the Company Employment Agreement is hereby amended, effective as of the date of this Agreement, by revising the second sentence of such section to read in its entirety as follows:

“In determining Executive’s average annual compensation, annual compensation shall include Base Salary and any other taxable income, including but not limited to amounts related to the granting, vesting or exercise of restricted stock or stock option awards, commissions, bonuses, pension, profit sharing and employee stock ownership plan contributions or benefits (whether pursuant to a tax-qualified plan or a deferred compensation arrangement and whether or not taxable), severance payments, retirement benefits, director or committee fees and fringe benefits paid or to be paid to Executive or paid for Executive’s benefit during any such year, except that compensation in 2003 shall not include amounts related to (1) any granting or vesting of restricted stock awards after October 31, 2003, (2) the granting, vesting or exercise of stock options, (3) the income resulting from the disqualifying disposition of shares received upon the exercise of incentive stock options, (4) any payment to the Executive in 2003 of a bonus for services rendered in 2003, or (5) any other income (whether taxable or not) not included in the amounts shown under “Severance Calculation” on Exhibit 1 attached hereto.”

5. Releases.

(a) Upon payment of the amounts set forth in Section 2(a) hereof (as such amount may be adjusted pursuant to Section 2(b) hereof), the Executive, for himself and for his heirs, successors and assigns, does hereby release completely and forever discharge Connecticut Bancshares, Manchester and their successors from any obligation under the Bank Employment Agreement and the Company Employment Agreement, provided that, notwithstanding the foregoing, the Executive does not hereby release Connecticut Bancshares, Manchester and their successors from any obligation to the Executive under Sections 5(h), (i) and (j) of the Bank Employment Agreement and the Company Employment Agreement with respect to payments by them to the Executive (except as set forth in Section 2(b) hereof), which the parties hereto agree shall remain in full force and effect. The obligations of New Haven to provide benefits pursuant to Section 3 above shall continue for the period specified therein.

(b) For and in consideration of the commitments made herein by the Executive, each of Connecticut Bancshares and Manchester for itself, and for its successors and assigns, does hereby release completely and forever discharge the Executive and his heirs, successors and assigns, to the fullest extent permitted by applicable law, from any obligation under the Bank Employment Agreement and the Company Employment Agreement, provided that, notwithstanding the foregoing, Connecticut Bancshares and Manchester (and their successors) do not hereby release the Executive from any obligation under Sections 5(j), 9 and 10(b) of the Bank Employment Agreement and the Company Employment Agreement.

6. General.

(a) Heirs, Successors and Assigns. The terms of this Agreement shall be binding upon the parties hereto and their respective heirs, successors and assigns.

(b) Final Agreement. This Agreement represents the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior understandings, written or oral. The terms of this Agreement may be changed, modified or discharged only by an instrument in writing signed by each of the parties hereto.

(c) Governing Law. This Agreement shall be construed, enforced and interpreted in accordance with and governed by the laws of the State of Connecticut, without reference to its principles of conflicts of law, except to the extent that federal law shall be deemed to preempt such state laws.

(d) Defined Terms. Any capitalized terms not defined in this Agreement shall have as their meaning the definitions contained in the Merger Agreement.

(e) Voluntary Action and Waiver. The Executive acknowledges that by his free and voluntary act of signing below, the Executive agrees to all of the terms of this Agreement and intends to be legally bound thereby. The Executive acknowledges that he has been advised to consult with an attorney prior to executing this Agreement.

7. Effectiveness. Notwithstanding anything to the contrary contained herein, this Agreement shall be subject to consummation of the Merger in accordance with the terms of the Merger Agreement, as the same may be amended by the parties thereto in accordance with its terms. In the event the Merger Agreement is terminated for any reason, this Agreement shall be deemed null and void.

[Signature Page Follows]

IN WITNESS WHEREOF, Connecticut Bancshares, Manchester and New Haven have each caused this Agreement to be executed by their duly authorized officers, and the Executive has signed this Agreement, effective as of the date first above written.

WITNESS:	EXECUTIVE:

/s/ Charles L. Pike	/s/ Roger A. Somerville
Name: Charles L. Pike	Name: Roger A. Somerville Title: Senior Vice President

ATTEST:	CONNECTICUT BANCSHARES, INC.

/s/ Carole L. Yungk	By: /s/ Douglas Anderson
Name: Carole L. Yungk	Name: Douglas Anderson Title: Executive Vice President

ATTEST:	THE SAVINGS BANK OF MANCHESTER

/s/ Carole L. Yungk	By: /s/ Douglas Anderson
Name: Carole L. Yungk	Name: Douglas Anderson Title: President

ATTEST:	THE NEW HAVEN SAVINGS BANK

/s/ Wendy Diaz	By: /s/ Peyton R. Patterson
Name: Wendy Diaz	Name: Peyton R. Patterson Title: Chairman, President and CEO